EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Unaudited Results for Its Second Quarter and Six-Month Period Ended March 31, 2010

•	Growth in revenue for the third consecutive quarter to $48.2 million, a 14% sequential increase

•	Significantly improved gross margin and operating performance

•	Generated positive cash flow from operations for the quarter

•	Increased backlog and guiding sequential revenue increase for June quarter

ALBUQUERQUE, New Mexico, May 10, 2010 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced unaudited financial results for its second quarter and six-month periods ended March 31, 2010.

QUARTERLY RESULTS:

Revenue
Revenue for the second quarter of fiscal 2010 ended March 31, 2010 was $48.2 million, an increase of $5.8 million, or 14%, from $42.4 million reported in the immediately preceding fiscal first quarter ended December 31, 2009 and an improvement of $4.9 million, or 11% when compared to the prior year period.

On a segment basis, revenue for the Photovoltaics segment was $18.0 million, an increase of $1.2 million, or 7%, from $16.8 million reported in the immediately preceding quarter and an increase of $3.1 million, or 21%, when compared to the prior year period.  The increase in revenue over both periods was primarily due to higher sales of space solar power products.  The Photovoltaics segment accounted for 37% of the Company's consolidated quarterly revenue for the second quarter compared to 40% in the preceding quarter and 34% in the prior year period.

Revenue for the Fiber Optics segment was $30.2 million, an increase of $4.6 million, or 18%, from $25.6 million reported in the immediately preceding quarter and an increase of $1.8 million, or 6%, when compared to the prior year period.  When compared to the immediately preceding quarter, revenue from digital fiber optics products increased 25% and revenue from broadband products increased 14%.  The Fiber Optics segment accounted for 63% of the Company's consolidated revenue for the second quarter compared to 60% in the preceding quarter and 66% in the prior year period.

Gross Profit
Consolidated gross profit was $15.5 million, an improvement of $7.5 million, or 94%, from the $8.0 million in gross profit reported in the immediately preceding quarter and an improvement of $22.5 million, or 321%, when compared to the prior year period.  Consolidated gross margin was 32.1%, a significant improvement from the 18.9% gross margin reported in the immediately preceding quarter and from the negative 16.2% gross margin reported in the prior year period.

On a segment basis, the second quarter Photovoltaics gross margin was a record 46.6%, a substantial improvement from the 22.1% gross margin reported in the preceding quarter and the negative 24.7% gross margin reported in the prior year period.  The improvement in gross margin was primarily due to increased sales of higher margin space solar power products, improved manufacturing yields and efforts to manage operational costs, favorable adjustments of $0.8 million related to the sale of inventory previously reserved for, and a larger than expected benefit from a precious metal reclamation process of approximately $0.4 million. As set forth in the attached non-GAAP tables, excluding these favorable adjustments, the Photovoltaics gross margin for the second quarter would have been approximately 40.0%.
The second quarter Fiber Optics gross margin was 23.6%, a substantial improvement from the 16.7% gross margin reported in the preceding quarter and the negative 11.7% gross margin reported in the prior year period.  The improvement in Fiber Optics gross margin was due primarily to higher gross margins in the Company’s broadband and digital product lines, as well as, lower excess and obsolescence inventory charges when compared to the prior year.

Operating Loss
The consolidated operating loss totaled $1.1 million, an improvement of $10.8 million, or 91%, from an operating loss of $11.9 million reported in the preceding quarter and the $25.9 million operating loss reported in the prior year period.

Net Loss
The consolidated net loss totaled $1.7 million, an improvement of $11.9 million, or 87%, from a net loss of $13.6 million reported in the preceding quarter and from the $23.7 million net loss reported in the prior year period.   The second quarter net loss per share was $0.02, representing an improvement of $0.15 from the $0.17 net loss per share reported in the preceding quarter and an improvement of $0.28 from the $0.30 net loss per share reported in the prior year period.

6-MONTH RESULTS:

Revenue
Revenue for the six months ended March 31, 2010 was $90.6 million compared to $97.3 million reported in the prior year period.  On a segment basis, revenue for the Photovoltaics segment was $34.8 million, an increase of $5.0 million, or 17%, when compared to $29.8 million reported in the prior year period.  Revenue for the Fiber Optics segment was $55.8 million compared to $67.6 million reported in the prior year period.

Gross Margin
Consolidated gross margin for the six months ended March 31, 2010 was 25.9%, a substantial improvement from the negative 5.6% gross margin reported in the prior year period.  On a segment basis, the first half  Photovoltaics gross margin was 34.8%, a considerable improvement from the negative 5.5% gross margin reported in the prior year period and the first half Fiber Optics gross margin was 20.4%, also a considerable improvement from the negative 5.6% gross margin reported in the prior year period.

Net Loss
The consolidated net loss for the six months ended March 31, 2010 was $15.4 million, an improvement of $61.8 million, or 80%, from a net loss of $77.2 million reported in the prior year period.

Order Backlog:

As of March 31, 2010, the Company had a consolidated order backlog of approximately $68.0 million, a $6.8 million, or 11%, increase from a $61.2 million order backlog reported as of the end of the preceding quarter.  On a segment basis, the quarter-end Photovoltaics order backlog totaled $41.3 million compared to $42.3 million reported as of the end of the preceding quarter.  The quarter-end Fiber Optics order backlog totaled $26.7 million, a $7.8 million, or 42% increase from $18.9 million reported as of the end of the preceding quarter with the increase being broad-based across both customers and products.  Order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and / or services to be performed within the next twelve months.

Balance Sheet and Liquidity Update:

As of March 31, 2010, cash, cash equivalents, current restricted cash, and available-for sale securities totaled approximately $19.0 million which represents a $2.5 million increase from the $16.5 million reported as of the end of the preceding quarter.  As of March 31, 2010, net working capital totaled $37.9 million, a $5.9 million, or 18%, increase from the $32.0 million in net working capital as of the end of the preceding quarter.   This represents the Company’s first sequential quarterly increase in net working capital in seven quarters.

During the second quarter, the Company generated positive cash flow from operations of approximately $1.1 million and has generated positive cash flow from operations in three of the last four quarters aggregating approximately $900,000. This compares with a cash consumption of $43.5 million in the immediately prior 4 quarters. This improvement in the cash flow dynamics of the business are due to the combination of improved operating performance, a continued focus and improvement on working capital management, and lower spending on capital equipment.

Over the last 4 quarters, the Company has generated approximately $7.6 million in cash from working capital driven primarily by the monetization of $10.1 million of inventories and the lowering of accounts receivable balances by $4.6 million.  On a segment basis, the Photovoltaic segment generated positive cash flow from operations for the 4th consecutive quarter while the Fiber Optics segment also generated positive cash flow for the quarter which represented the segment’s 3rd consecutive quarter of sequential improvements in cash flow from operations.

The Company continues to maintain a $14 million credit facility with Bank of America and a $25 million committed equity line of credit facility with the Commerce Court Small Cap Value Fund, Ltd.  With respect to the separation of its Fiber Optics and Photovoltaics businesses, the Company announced on February 3, 2010 that it had entered into an agreement to sell 60% of its Fiber Optics business to, and enter into a joint venture with, the Tangshan Caofeidian Investment Corporation. The Company is in the process of securing government approvals and expects to consummate the transaction shortly after receiving such approvals.

Business Outlook:

For the third quarter of fiscal 2010 ending June 30, 2010, the Company expects consolidated revenue to be in the range of $49 to $51 million with increases in both the Photovoltaics and Fiber Optics segments.

Conference Call:

EMCORE will discuss its reviewed results for its second quarter ended March 31, 2010 on a conference call to be held on Monday, May 10, 2010 at 5:00 pm eastern time.  To participate in the conference call, U.S. callers should dial (toll free) 888-312-3048 and international callers should dial 719-325-2434.  The access code for the call is 9466661.  A replay of the call will be available beginning Monday, May 10, 2010 at 8:30 p.m. ET until May 17, 2010 at 11:59 p.m. ET.  The replay call-in number for U.S. callers is 888-203-1112, for international callers it is 719-457-0820 and the access code is 9466661.  The call also will be web cast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optics, space and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems for high speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaics segment provides products for both space and terrestrial applications.  For space applications, EMCORE offers high efficiency gallium arsenide (GaAs) solar cells, covered interconnected cells (CICs) and panels.  For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward–Looking Statements:

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act of 1934.  These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate.  These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases.  Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.  Management cautions that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the inability to close the announced joint venture transaction (“Transaction”) with Tangshan Caofeidian Investment Corporation in a timely manner or at all, including the failure to receive required governmental regulatory approvals; (b) the transfer of business and operations into the joint venture may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse effects relating to the Company’s remaining businesses; (c) the challenges of the joint venture retaining key employees; (d) the impact on the Company, our customers and our suppliers from the current domestic and international economic and financial market conditions; (e) the success of our cost reduction efforts in achieving their expected benefits, due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (f) delays and other difficulties in commercializing new products; (g) the failure of new products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (h) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; and (i) other risks and uncertainties described in our filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.  All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements.  We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the U.S. Securities and Exchange Commission ("SEC") that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.  Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC.  We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2010 and 2009
(in thousands, except loss per share)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Revenue	$48,194	$43,284	$90,596	$97,340
Cost of revenue	32,700	50,289	67,098	102,756

Gross profit (loss)	15,494	(7,005)	23,498	(5,416)

Operating expenses:
Selling, general, and administrative	9,023	11,966	21,446	24,124
Research and development	7,596	6,891	15,109	15,001
Impairments	-	-	-	33,781
Total operating expenses	16,619	18,857	36,555	72,906

Operating loss	(1,125)	(25,862)	(13,057)	(78,322)

Other (income) expense:
Interest income	(17)	(30)	(19)	(80)
Interest expense	103	143	219	338
Foreign exchange loss	729	908	961	1,380
Change in fair value of financial instruments	(322)	-	810	-
Cost of financing instruments	108	-	336	-
Impairment of investment	-	-	-	367
Gain from sale of investments	-	(3,144)	-	(3,144)
Total other (income) expense	601	(2,123)	2,307	(1,139)

Net loss	$(1,726)	$(23,739)	$(15,364)	$(77,183)

Per share data:
Basic and diluted per share data:
Net loss	$(0.02)	$(0.30)	$(0.19)	$(0.99)

Weighted-average number of basic and diluted shares outstanding	82,459	78,384	81,758	78,097

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of March 31, 2010 and September 30, 2009
(in thousands)
(unaudited)
	As of March 31, 2010	As of September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$17,181	$14,028
Restricted cash	588	1,521
Available-for-sale securities	1,250	1,350
Accounts receivable, net of allowance of $5,450 and $7,125, respectively	42,732	39,417
Inventory, net	32,583	34,221
Prepaid expenses and other current assets	4,462	4,712

Total current assets	98,796	95,249

Property, plant and equipment, net	50,374	55,028
Goodwill	20,384	20,384
Other intangible assets, net	11,910	12,982
Long-term restricted cash	-	163
Other non-current assets, net	689	753

Total assets	$182,153	$184,559

LIABILITIES and SHAREHOLDERS’ EQUITY

Current liabilities:
Borrowings from credit facility	$9,662	$10,332
Short-term debt	728	842
Accounts payable	30,259	24,931
Accrued expenses and other current liabilities	20,230	21,687

Total current liabilities	60,879	57,792

Warrant liability	810	-
Other long-term liabilities	102	104

Total liabilities	61,791	57,896

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized; no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized; 84,212 shares issued and 84,053 shares outstanding as of March 31, 2010; 80,982 shares issued and 80,823 shares outstanding as of September 30, 2009	697,541	688,844
Accumulated deficit	(576,197)	(560,833)
Accumulated other comprehensive income	1,101	735
Treasury stock, at cost; 159 shares as of March 31, 2010 and September 30, 2009	(2,083)	(2,083)
Total shareholders’ equity	120,362	126,663

Total liabilities and shareholders’ equity	$182,153	$184,559

Use of Non-GAAP Measures

The Company provides non–GAAP gross profit and gross margin, non–GAAP operating loss, and non–GAAP net loss and net loss per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

The Company believes that the additional non–GAAP measures are useful to investors in assessing the Company’s financial condition and performance. In particular, management believes it is appropriate in evaluating the Company’s operations to exclude gains or losses from specific accounts receivable and inventory write-downs, loss from firm purchase commitments, patent litigation and other corporate legal–related charges; impairment charges; foreign exchange gains and losses, losses from financial instruments, and warranty, severance and restructuring–related expenses because these items would make results less comparable between periods. Management also uses these measures internally to evaluate the Company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, financial analysts that follow our Company may focus on and publish both historical results and future projections based on non–GAAP financial measures. We also believe that it is in the best interest of our investors to provide non-GAAP information.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures.  Our non-GAAP financial measures may not be reported by all of the Company's competitors and they may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by providing reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables below:

Non-GAAP Table Gross profit and margin Unaudited (in thousands, except percentages)	For the Three Months Ended March 31, 2010
	Fiber Optics	Photovoltaics	Total

Gross profit – GAAP	$7,118	$8,376	$15,494

Specific adjustments:
Inventory valuation	-	(810)	(810)
Metal reclamation	-	(375)	(375)

Gross profit – Non-GAAP	$7,118	$7,191	$14,309

Gross margin – GAAP	23.6%	46.6%	32.1%

Gross margin – Non-GAAP	23.6%	40.0%	29.8%

Non-GAAP Table Operating Loss Unaudited (in thousands)	For the Three Months Ended March 31, 2010	For the Three Months Ended December 31, 2009

Operating loss – GAAP	$(1,125)	$(11,932)

Specific adjustments:
Inventory valuation	(810)	-
Metal reclamation	(375)	-
Surrender of stock options	-	1,252
Provision for doubtful accounts	-	(450)
Corporate legal expense	344	4,163
Severance and restructuring-related expense	-	8

Operating loss – Non-GAAP	$(1,966)	$(6,959)

Non-GAAP Table Net Loss Unaudited (in thousands)	For the Three Months Ended March 31, 2010	For the Three Months Ended December 31, 2009

Net loss – GAAP	$(1,726)	$(13,638)

Specific adjustments:
Inventory valuation	(810)	-
Metal reclamation	(375)	-
Surrender of stock options	-	1,252
Provision for doubtful accounts	-	(450)
Corporate legal expense	344	4,163
Severance and restructuring-related expense	-	8
Foreign exchange loss	729	232
Change in fair value of financial instruments	(322)	1,132
Cost of financing instruments	108	228

Net loss – Non-GAAP	$(2,052)	(7,073)

Net loss per basic and diluted share – GAAP	$(0.02)	$(0.17)

Net loss per basic and diluted share – Non-GAAP	$(0.03)	$(0.09)

Contacts:

EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com